SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of September 26, 2016, by and between Hani El-Naffy (the “Executive”) and Fresh Del Monte Produce, Inc. (the “Company”).
Statement of Purpose
Executive serves as the Company’s President and Chief Operating Officer. The Company and Executive previously announced Company’s intention to transition Executive’s role as an officer of the Company for a period through February 28, 2017. The purpose of this Agreement is to specify the terms of Executive’s transition, including the termination date of his active employment, the compensation to be received as a result of such termination of employment consistent with the terms of his outstanding agreements with the Company, and the manner in which transition services will be provided after such employment termination date through February 28, 2017. This Agreement also provides for Executive’s release of claims against the Company in consideration for certain severance payments in accordance with the terms of the Executive Retention and Severance Agreement between Executive and the Company dated February 24, 2003, as subsequently amended (the “Executive Severance Agreement”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, the parties agree as follows:
1.Separation Date. Executive shall continue to serve as an employee of the Company, serving as the Company’s President and Chief Operating Officer, through November 2, 2016 (or earlier in case of Executive’s death) (the “Separation Date”). At the Separation Date, Executive shall be considered to have resigned from (i) all officer positions with the Company (including without limitation the positions of President and Chief Operating Officer of the Company) and its subsidiaries and affiliates and (ii) any fiduciary, administrative or other committees, including with respect to any employee benefit plans of the Company. Executive shall continue to serve as a non-employee member of the Board of Directors of the Company following the Separation Date, subject to the terms of the Company’s bylaws and other applicable organizational documents. The parties agree that Executive’s termination of employment as of the Separation Date shall be treated as a termination by the Company without cause for all purposes, including the Executive Severance Agreement and all outstanding equity awards. Executive and the Company shall enter into a consulting agreement pursuant to which Executive shall provide services to the Company on an as-needed basis through February 28, 2017 to assist in the transition of his role to his successor(s).

2.Compensation. For avoidance of doubt, Executive shall receive the following compensation with respect to his continued employment through the Separation Date and the termination of his employment on the Separation Date (and provided he does not voluntarily resign from his employment with the Company before the Separation Date):

a.	The Company will continue to pay Executive’s base salary at its current rate through the Separation Date.

b.	Executive shall remain eligible for an annual bonus for 2016, based on the Company’s after-tax net profit for 2016, as determined in accordance with the formula set forth in the Employment Agreement between Executive and the Company dated January 13, 1997, payable in a lump sum cash payment in the ordinary course on or before March 15, 2017 after performance results have been determined and certified by the Company’s external auditors. The annual bonus for 2016 will be paid on a full year basis and will not be pro-rated through the Separation Date.

c.
All outstanding stock option and restricted stock unit awards shall vest as of the     Separation Date in accordance with the terms of the applicable Company plan and award agreements in connection with a termination of employment without cause. Vested stock options shall remain exercisable for such period after the Separation Date as specified in the applicable plan and award agreements, and restricted stock units shall be payable at such time as specified in the applicable plan and award agreements, subject to the terms of any applicable deferral agreements.

d.
Executive shall receive a lump cash severance payment in the gross amount of USD $5,000,000 in accordance with the provisions of Section 2.2 of the Executive Severance Agreement, payable within five business days after the Separation Date. The Company shall provide Executive with the related tax gross-up payment required under the provisions of Section 2.2 of the Executive Severance Agreement.

e.
Executive shall receive all accrued but unpaid vacation and vested benefits accrued through the Separation Date in accordance with the terms of the applicable Company benefit plans in which Executive participates. In addition, as specified in Section 2.1 of the Executive Severance Agreement, the Company shall pay 100% of the medical premiums for Executive and his spouse for the same or reasonably equivalent medical coverage he had on the date of his termination for a period until Executive becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death if Executive is not able to or did not secure employment where reasonably equivalent medical coverage he had on the date of his termination has been provided.

3.Release of Claims. In accordance with Section 6.2 of the Executive Severance Agreement, and as consideration for the cash severance payments under Section 2.2 of the Executive Severance Agreement as specified in Section 2.d above and the continued medical coverage under Section 2.1 of the Executive Severance Agreement as specified in Section 2.e above, Executive agrees as follows:

a.
Executive, on behalf of himself, his heirs, legal representatives, successors-in-interest, and assigns, does hereby irrevocably and unconditionally release, acquit, and forever discharge the Company, including all of its past, present, and future parents, subsidiaries, affiliated companies, and owners and all of their past, present, and future predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and insurers and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), and each of them, of and from all claims, complaints, actions, causes of action, rights, demands, debts, obligations, damages, or accountings of whatever nature, in law or in equity, which Executive may have, in the past may have had, or in the future may have against Releasees, or any of them, by reason of, arising out of, or in any way related to Executive’s employment with the Company, the termination of that employment, or any other matters of whatever nature, whether known or unknown, occurring prior to the date of Executive’s execution of this Agreement (herein collectively “Claims”).

b.
The Claims being released include, but are not limited to, all claims of discrimination or concerning other employment practices prohibited under federal, state, or local laws and include, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1866, the Equal Pay Act, the Rehabilitation Act, the Fair Labor Standards Act, the National Labor Relations Act, the Fair Credit Reporting Act, Executive Order 11246, the state or federal Family and Medical Leave Acts, and all claims under any state, local, or municipal EEO Act, statute, or ordinance (all as amended), and claims growing out of any other legal or statutory restrictions on the Company’s right to terminate Executive’s employment.

c.
The Claims being released include, but are not limited to, all common law claims, including any express or implied contractual claims, and any tort claims including but not limited to, claims for fraud, negligent or intentional misrepresentation, invasion of privacy, loss of consortium, assault, battery, conspiracy, bad faith, negligent hiring or supervision, violation of a public policy, a covenant of good faith and fair dealing, interference with prospective economic advantage, tortious interference with contract, promissory estoppel, intentional or negligent infliction of emotional distress, intentional or negligent acts of personal injury, and wrongful discharge.

d.
Executive is also waiving his right to any monetary recovery if such Claims are pursued on his behalf. Executive confirms that (to his knowledge) Executive has suffered no injuries or occupational diseases in connection with his employment with the Company that may be compensable under any state worker’s compensation laws. Executive confirms that he does not have any pending claim, charge, or suit against the Releasees or any of their employees in any federal, state, or local court or administrative agency.

e.
With respect to any claims that Executive has under the Age Discrimination in Employment Act (herein “ADEA Claims”), Executive confirms that the Company has hereby advised Executive in writing of the following:

i.	that this release set forth herein (the “General Release”) does not waive rights or claims that may arise after the date it is executed;

ii.	that Executive is waiving the rights and claims Executive may have in exchange for consideration in addition to things of value to which Executive is already entitled;

iii.	that Executive should consider the terms of this General Release and consult with an attorney of his choice before signing this General Release;

iv.
that Executive has at least twenty-one (21) days from the day he received this Agreement to consider this General Release before signing it, and Executive understands and agrees that any changes made to this General Release in the twenty-one (21) days during which he may consider this General Release, whether material or not, will not restart the running of the twenty-one (21) day period;

v.
that after Executive has signed this Agreement, with respect to the release of the ADEA Claims, Executive will have at least seven (7) calendar days in which to revoke this General Release, and that the General Release of the ADEA Claims shall not become effective or enforceable with respect to the ADEA Claims until the revocation period expires. If Executive chooses to revoke the General Release, Executive will do so by signing a revocation letter and delivering it to:

Del Monte Fresh Produce Company
241 Sevilla Avenue
Penthouse
Coral Gables, Florida 33134
Attention: Louie Tenazas, Sr. Vice President-Human Resources

To be effective, Executive understands that a revocation letter must be delivered to the Company by the close of business on the last day of the revocation period. Executive understands that if he chooses to revoke this General Release, Executive will lose the right to receive the cash severance payments and continued medical coverage under the Executive Severance Agreement as identified in Sections 2.d and 2.e above in accordance with Section 6.2 of the Executive Severance Agreement.

vi.
that if Executive signs this Agreement prior to the expiration of the twenty-one (21) day review period, Executive hereby waives any rights that he may have for any remaining time available to him under any law to review this General Release. Executive confirms that he has freely and voluntarily chosen to accept the General Release at this time.

vii.
that Executive understands that his right of revocation set forth in this Section applies only to the release of any ADEA Claims. If Executive elects to revoke this General Release for ADEA Claims, the Company will have the option to choose to enforce this General Release, excluding unwaived ADEA Claims. Executive acknowledges that this General Release fully complies with the requirements of 29 U.S.C. Section 626(f), and all other legal requirements necessary for its validity and enforceability. Such revocation of the release of any ADEA Claims shall not affect the validity of the General Release of any other claims.

4.Miscellaneous.

a.
Executive acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law and the relevant provisions of the Executive Severance Agreement.

b.
This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under the Agreement or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of Section 409A.

c.
This Agreement contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement, except as otherwise expressly stated herein. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. Neither Releasees nor Executive has relied on any promise except those set forth in this Agreement. Notwithstanding the foregoing, nothing set forth herein shall limit or restrict any post-employment covenant or other obligation of Executive under the Employee Agreement Relating to Assignment of Invention and Non- Disclosure of Confidential Information previously entered into by Executive.

d.
None of the provisions, terms, or clauses of this Agreement may be changed except if made in writing signed by both Executive and the Company. Any waiver of any term or provision of this Agreement must be in writing and be signed by the party granting the waiver. If any of the provisions, terms, or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

e.	Executive understands and agree that this Agreement may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes.

f.
It is understood and agreed that the above-recited consideration is provided by Releasees, and is accepted by Executive in settlement and compromise of disputed claims that he may hold or now have, the validity of which are expressly denied by Releasees, and that the provision of such consideration is not an admission of liability by Releasees.

g.
Executive confirms that before signing this Agreement, Executive had adequate time to consider this Agreement and to consult with anyone of his choosing (including an attorney) concerning this Agreement.

h.	Executive understands that this Agreement will be governed by Florida law, without regard to its conflict of law rules.

i.
As a direct inducement to Releasees to enter into this Agreement, Executive makes the following representations and warranties to Releasees, which representations and warranties are expressly relied on by Releasees in entering into this Agreement and which shall survive the execution of this Agreement by Executive:

i.
that no promise, inducement, or agreement not herein expressed was made or offered to Executive for this settlement, and that this Agreement is executed by Executive without reliance upon any agreement, restriction, or consideration, except those agreements, restrictions, and other consideration expressly stated in this Agreement; and

ii.
that Executive performed an independent investigation and need no additional information to assess the advantages and disadvantages of the Agreement and that Executive is not expecting Releasees to disclose any information they might otherwise have.

j.
This Agreement and the covenants contained herein shall be binding on and inure to the benefit of Releasees and the assigns, heirs, executors, and administrators of Releasees and the predecessors, successors, and assigns of Releasees and each past or present parent, subsidiary, affiliate, employee, agent, representative, officer, director, insurer, attorney, and stockholder of Releasees.

k.
This Agreement is to be interpreted in accordance with its fair meaning and not strictly for or against Releasees or Executive. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to the preparation of this Agreement.

l.	Executive confirms that he has not assigned or transferred, and will not assign or transfer, any of the claims being released under this Agreement to any other person or entity.

m.By signing below, Executive confirms that he:

i.has thoroughly and carefully read this Agreement;

ii.	is aware of his rights concerning his employment with and/or termination of such employment from Releasees or any of their parents, subsidiaries, affiliates, successors, or assigns;

iii.is competent to execute this Agreement;

iv.fully understands all of the terms of this Agreement and their effect;

v.agrees with everything stated in this Agreement;

vi.knows that he is giving up important rights;

vii.is signing this Agreement voluntarily of his own free will; and

viii.	fully understands that the meaning and intent of this Agreement is that it constitutes a complete general release.

n.	Executive further understands and confirms that after Executive signs this Agreement, it will be final and binding on the Releasees and Executive and will be legally enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE	FRESH DEL MONTE PRODUCE INC.

/s/ Hani El-Naffy	/s/ Mohammad Abu-Ghazaleh
Hani El-Naffy	Name:	Mohammad Abu-Ghazaleh
	Title:	Chairman and CEO